                                                                EXHIBIT 10.28


                                SUPPLY AGREEMENT


     THIS SUPPLY AGREEMENT is made and entered into this day of by and between PROTEIN POLYMER TECHNOLOGIES, INC., a Delaware corporation (" Supplier")and FEMCARE UROLOGY LIMITED, a corporation under the laws of the United Kingdom and Wales having offices at St. Peter's Street, Nottingham, NG7 3EN, England ("Purchaser").


                                  WITNESSETH:

     WHEREAS, Purchaser and Supplier are party to that certain License and Development Agreement dated January 26, 2000 (the "License Agreement")pursuant to which Purchaser has been granted an exclusive license to Commercialize the Product in the Territories in the Field.

     WHEREAS, pursuant to the License Agreement, all of the Product that is marketed by Purchaser is to be manufactured by Supplier or by another company selected by Supplier and approved by Purchaser for the term of the License Agreement.

     WHEREAS, Supplier possesses and is further developing the Know-How and Patents to commercially manufacture the Product.

     WHEREAS, Supplier desires to manufacture and sell to Purchaser, and Purchaser desires to engage Supplier to manufacture and supply to it, the Product, in each case subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy are hereby acknowledged, the parties hereto agree as follows:

     1. PREAMBLES AND DEFINITIONS. The preambles set forth above are an integral part of this Agreement and are incorporated herein by this reference. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed thereto in the License Agreement.

     2.    SUPPLY AND PURCHASE OF PRODUCT.

     (a) During the five year period beginning with the date of this Agreement (the "Exclusive Term"), Purchaser hereby agrees to purchase and to cause its Affiliates to purchase from Supplier or such person as Supplier shall designate, the entire requirements of Product by Purchaser, its Affiliates, distributors and sublicensees. After the expiration of the Exclusive Term, Purchaser may, but shall not be required to purchase and to cause its Affiliates to purchase Product from Supplier or Supplier's designee. All Product supplied by Supplier pursuant to this Agreement shall be resold and distributed solely in the Territories for use in the Field. The Purchaser and its Affiliates, distributors and sublicensees shall not resell the Product to any person in the Territories knowing or having reasonable basis to believe that such person intends to re-sell the Product outside of the Territories or use or resell the Product outside of the Field.

     (b) Supplier agrees to manufacture, package, sell and ship or cause to be manufactured, packaged, sold and shipped, the Product to Purchaser, in finished *** units, subject to Purchaser satisfying its obligations hereunder. All purchases by Purchaser or its Affiliates will be made by purchase orders issued by Purchaser or such Affiliate to Supplier setting forth the quantities of Product ordered and the anticipated delivery date. Quantities of Product shall be identified by units.

     (c) Purchaser shall provide to Supplier upon the commencement of the Term and in all events not less than 120 days before the expected beginning of the first Marketing Year and thereafter not less than 90 days prior to the commencement of each subsequent Marketing Year a bona fide (based on a realistic estimate of sales in the relevant Marketing Year) 12 month projection of anticipated (not guaranteed) Product purchases by Calendar Quarter by Purchaser and its Affiliates during the upcoming Marketing Year ("Annual Estimate"). Supplier shall have 15 days in which to review the Annual Estimate and advise Purchaser as to whether or not it has the available capacity to manufacturer and supply the Annual Estimate. Supplier shall use all reasonable efforts to put itself in a position whereby it is able to agree with the Purchaser's Annual Estimate for the applicable Marketing Year. If Supplier, having applied such reasonable efforts, advises Purchaser that it cannot manufacture and supply Product equal to the Annual Estimate, Supplier may arrange for a third party manufacturer selected by it and approved by Purchaser, which approval shall not be unreasonably withheld or delayed, to assist Supplier in the manufacturer and supply of Product. If Supplier shall be unable to timely manufacture or have manufactured Product equal to the Annual Estimate, Supplier and Purchaser shall negotiate and adopt a revised Annual Estimate and in such negotiations the Supplier shall use its reasonable efforts to reduce the Purchaser's original Annual Estimate by the smallest number of units reasonably practicable. In such a case, if the revised Annual Estimate is less than the Minimum Purchase requirement for the subject Marketing Year (as expressed in units), the Minimum Purchase requirement for that Marketing Year shall be reduced to the dollar amount (using the table in Section 5(a))corresponding to the number of units in the revised Annual Estimate and a corresponding adjustment shall be made for the Minimum Royalty payable under the License Agreement.

     (d) Purchase orders for the Product shall be placed with Supplier at least 90 days prior to Purchaser's anticipated delivery date. All Product will be purchased in quantities of not less than one-twelfth (1-12th) of the Annual Estimate unless otherwise requested in advance by Purchaser and agreed to by Supplier, which agreement shall not be unreasonably withheld or delayed. Purchaser


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

submitted in accordance with this Agreement shall be firm and binding upon Purchaser after acceptance by Supplier. Purchase orders for Product shall be deemed acceptable to Supplier provided that the quantities and delivery dates do not deviate materially from the Marketing Year Annual Estimate developed by Purchaser. Purchase orders shall be deemed to have been accepted by Supplier seven (7) calendar days after delivery of the purchase order to Supplier unless within said seven (7) day period Supplier shall give notice to Purchaser of the unacceptability of said purchase order for a reason for non-acceptance permitted under this Agreement (which reason shall be set out in the notice).

     (e) Supplier shall supply ordered Product as requested by Purchaser to the extent that the purchase order does not exceed by an amount greater than fifty percent (50%) from the corresponding month within the Annual Estimate. Supplier shall use all reasonable efforts to fill each purchase order delivered by Purchaser or its Affiliates within 90 days of delivery of such purchase order or such lesser period of time and Purchaser and Supplier shall, in advance, agree.

     3.    DELIVERY

     (a) Delivery of Product to Purchaser and its Affiliates shall be F. O. B. Supplier's manufacturing facility, and shall be accompanied by a packing slip which describes the Product, identifies the purchase order number and shows the shipment's destination. Purchaser shall arrange insured common carrier transportation of Product to Purchaser's distribution center or where Purchaser shall otherwise direct. Title to and risk of loss of Product shall pass to Purchaser at the time of delivery to the carrier. Supplier shall promptly bill Purchaser for all Product delivered. All invoices shall be accompanied by the applicable commercial bills of lading. Unless otherwise specified by Purchaser, all Product shall be shipped on a first manufactured-first shipped basis, provided that no Product shall have an expiration date less than six (6) months from the date of shipment unless otherwise agreed to in writing by Purchaser. All Product shall be packaged for shipping using protocols designated by Supplier taking into consideration the method and timing of transport identified by Purchaser, which protocols shall be promptly furnished in writing to Purchaser. Purchaser shall notify Supplier of any change in the method and timing of transporting Product a reasonable time before Product delivery so that Supplier may develop appropriate shipping protocols. Subject to the forgoing, the shipment of Product delivered to Purchaser or its Affiliates shall be at the sole risk of Purchaser.

     (b) Any required governmental, regulatory or customs approvals for domestic or international shipment of the Product shall be the responsibility of Purchaser or its designated agent. Supplier will cooperate and assist Purchaser in complying with any applicable international shipping requirements.

     (c) All shipping cartons and units of Product within each shipping carton shall bear a readily visible code or other notation identifying the manufacturing lot number, expiration date and Product name. All shipping cartons and units of Product within each shipping carton shall comply with all applicable laws and regulations regarding the packaging and labeling of medical devices.

     (d) The parties shall use all reasonable efforts to schedule the timely shipment of Product pursuant to the requirements as established in the accepted purchase orders. For purposes of this Agreement, a timely shipment shall be a shipment delivered to the common carrier not later than two weeks after the agreed upon date.

     (e) Purchaser shall notify Supplier of any short shipment claims within ten (10) days of receipt of a shipment of Product.

     4.    PRODUCTION AND QUALITY CONTROL.

     (a) Supplier warrants, represents and covenants that all Product produced for or sold to Purchaser and its Affiliates shall be manufactured free from defects in materials and workmanship in accordance with specifications set forth in approved production protocols and shall be in compliance with Quality System Regulations and IS0 9001 Standards in effect at the time of production and/or such other lawful and appropriate standards as the parties may agree upon. All Product will have passed suitable Supplier required quality control tests. Purchaser acknowledges that production specifications may be changed from time to time to comply with applicable laws and regulations. Supplier shall delivery to Purchaser a copy of test results for each lot of Product supplied to Purchaser or its Affiliates.

     (b) Each of Supplier and Purchaser shall conduct such quality control procedures and inplant quality control checks as it shall deem reasonably necessary. Supplier shall use the same quality control procedures and checks as it applies in the manufacturing of Product for its own use and sale. Purchaser shall audit Supplier's quality control activities and results or conduct its own quality control testing, or provide that its Affiliates, distributors or sub-licensees conduct quality control testing, within 30 days of delivery of Product to Purchaser or direct to Purchaser's Affiliates distributors or sub-licensees. Purchaser shall immediately, and in all events within seven days of discovery or of the end of the 30 day period, whichever shall first occur, bring to the attention of Supplier any Product that does not meet Purchaser's audit or quality control procedures and checks. Product lots that meet Supplier's quality control requirements and which are not objected to by Purchaser within 30 days of delivery as provided above shall be presumed to be free from defects in material and workmanship, in the absence of manifest error.

     (c) Each party agrees to notify the other within 48 hours of learning of (i) the failure of any Product to meet standards found in said Product's Regulatory Approval or (ii) third-party complaints pertaining to Product. Purchaser shall use its reasonable efforts to promptly resolve any third party complaints relating to the Product in a manner consistent with Purchaser's approach to the resolution of complaints lodged against other products marketed by Purchaser and its Affiliates (subject to Supplier, as required by Purchaser's quality control manual, providing Purchaser with any information in its possession that may facilitate prompt and favorable resolution of any such complaints and without limitation, within 72 hours of the delivery of the complaint to Supplier). In the event that Purchaser cannot resolve such complaint as aforesaid, Purchaser shall notify Supplier and the parties shall jointly attempt to resolve the problem.

     (d) In the event that any governmental agency or authority issues a recall or takes similar action in connection with any Product sold or distributed by Purchaser and its Affiliates, its distributors or sub-licensees in a Territory, or Purchaser reasonably considers it necessary to recall Product, Purchaser shall, within 24 hours, advise Supplier by telephone, e-mail or facsimile transmission and Supplier and Purchaser shall agree on an appropriate course of action. Purchaser shall assume complete responsibility for conducting such recall; however, Supplier shall provide Purchaser with any information that may be in Supplier's possession or control concerning the manufacture of the Product which Purchaser reasonably may require to conduct such recall. Supplier and Purchaser shall cooperate to identify and correct deficiencies, if any, in the manufacture, shipment, storage or distribution of the Product. In the event of such a recall or if Supplier requests Purchaser to recall Product, Purchaser and its Affiliates, distributors and sublicensees shall immediately cease all sales of such Product and take all appropriate actions to recall such Product. Supplier shall bear the expenses of any recall requested by it or resulting from (i) defective manufacture, packaging or shipment by Supplier or (ii) any willful misconduct, negligence or gross negligence of Supplier, or any failure of Supplier to comply with the terms of this Agreement, that causes such Product recall. Purchaser shall bear the expenses of any other recall. For the purpose of this Agreement expenses of recall include, without limitation, the expenses of notification and destruction or return of the recalled Products, but not the expense or service fees associated with salesmen's time which shall be borne by Purchaser.

     (e) Supplier shall retain samples of all ingredients, packaging materials, records and data as may be in accordance with the sample and record retention policies which Supplier uses in connection with manufacture of Product for its own account; provided such retention shall at all times be in accordance with all applicable Regulatory Approvals, Quality System Regulations and IS0 9001 Standards. Purchaser shall have the right, from time to time, to review Supplier's manufacturing procedures and operations and its records relating to the manufacture and shipment of Product. No inspection or testing of Product by Purchaser, or failure to test or inspect, shall relieve Supplier of its obligations hereunder. Copies of any certificates, reports, test results or other information produced by Supplier, or by a third party consultant or contractor at Supplier's request, that directly relate to lots of Product sold to Purchaser shall, upon the written request of Purchaser, be furnished to Purchaser and may be relied upon by it.

     (f) The parties recognize that the holder of or applicant for Regulatory Approvals for a country may be required to submit information and file reports to various governmental agencies on Product under clinical investigation, Product proposed for Commercialization, or Commercialized Product. Consequently, each party agrees to provide to the other within three (3) business days of the initial receipt of a report of any adverse experience with Product that is serious or unexpected. Serious adverse experience means any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigatory brochure or labeling for the Product. In the case experience or unexpected adverse experience relating to such Product so that Purchaser can report such experience to Supplier pursuant to the provisions hereunder.

     5.    PRICE AND PAYMENT TERMS.

     (a) Purchaser will pay the unit price for each accepted Product. The unit price within each Marketing Year shall be the greater of that amount which is equal to *** of Purchaser's Net Sales price per Unit or as follows:


     Marketing      ***
        Year

     First          ***

     Second         ***

     Third          ***

     Fourth         ***

     Fifth          ***


All prices of Product shall be stated in U. S. Dollars and all payments made under this Agreement (or any invoice issued in accordance with this Agreement) shall be paid in U. S. Dollars and shall be without deduction of any taxes or other charges except as required by law. Per unit invoice pricing shall be based on the number of units previously delivered (in accordance with the first sentence of Section 3(a) above) during the Marketing Year and being delivered under the purchase order then being filled net of any units returned and scheduled to be returned by Purchaser to Supplier. All invoices for Products sold to Purchaser and its Affiliates shall be the obligation of Purchaser. However, any Affiliate of Purchaser may pay any invoice or account payable obligation of Purchaser directly to Supplier with the same effect as if the payment had been made by Purchaser.

     (b) The unit price shall include manufacturing, packaging, and Supplier's quality control measures as Supplier applies to Product used or sold by Supplier. Purchaser shall provide to Supplier in writing the packaging and labeling requirements for the Product, which requirements, when determined, shall meet all applicable Quality System Regulations and IS0 9001 Standards and/or such other lawful and appropriate standards as the parties may agree upon, and shall become part of the Product specifications for the Product. Such requirements shall be specified within a reasonable period of time prior to the first shipment of Product in order to allow Supplier to be able to satisfy Purchaser's requirements. In addition, from time to time upon reasonable prior notice to Supplier, Purchaser may make changes to such packaging and labeling specifications should


------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

Purchaser determine such changes are necessary or desirable and subject to then satisfying all applicable Regulatory Approvals. To the extent permitted under applicable law, Purchaser shall credit Supplier as the licenser or manufacturer of the technology used in the Product.

     (c) The unit price as specified in Section 5(a) shall apply during the first five (5) Marketing Years. Thereafter, not less than 60 days prior to the end of the fifth Marketing Year, and not less than 60 days prior to the end of every second Marketing Year thereafter, Supplier and Purchaser may agree to revise any of the prices for the forthcoming marketing years. In no event shall the price to be paid to Supplier by Purchaser and its Affiliates be less than ***of Purchaser's Net Sales price per unit in the Territory. If the average number of units required per treatment procedure in the Clinical Efficacy Trials exceeds ***, the parties shall (subject to Supplier increasing its or its approved contract manufacturing capacity of Products to allow for the consequential increase in demand) adjust the unit price and unit volume increments per Marketing Year, and volume of product per unit, in a manner which takes into account the assumptions used by the parties to determine the Minimum Purchase requirement specified in Section 5(e).

     (d) The terms of payment are net upon shipment of Product. Any invoice not paid when due shall be subject to late and service charges equal to l-
1/2% per month of the amount past due. Notwithstanding anything in the foregoing to the contrary, any purchase order submitted or to be filled within the last four months of the term of this Agreement or the termination of Supplier's obligations under this Agreement shall be accompanied by an unconditional, irrevocable letter of credit issued by a banking institution having facilities in New York City, New York that is reasonably acceptable to Supplier in the full face amount of the extended price of the Product ordered, and payable to Supplier or its assignee which letter of credit shall be drawable upon presentment of the letter of credit and bills of lading evidencing delivery of the Product pursuant to such purchase order.

     (e) If for any Marketing Year Purchaser shall not have purchased from Supplier the Minimum Purchase requirement for such Marketing Year, Purchaser shall pay to Supplier within 45 days following the close of the applicable Marketing Year the amount by which the applicable Minimum Purchase requirement for the Product exceeds the actual revenue derived by Supplier from the sale of Product to Purchaser. The Minimum Purchase requirement is as follows:

              Marketing Year            Minimum Purchases

              First                     ***

              Second                    ***

              Third                     ***

              Fourth                    ***

              Fifth                     ***



------------------------
*** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

     The parties agree that the Minimum Purchase requirements shall not apply in any Marketing Year in which (i) the Minimum Royalty under the License Agreement is not payable to Supplier due to Purchaser's affirmative election under Section 4.02(b) of the License Agreement, or (ii) the quantity of Product corresponding to the Minimum Purchase requirement has been ordered by Purchaser but Supplier has failed to timely till the accepted purchase orders required to be filled within said Marketing Year or committed a breach of this Agreement that prevents the Minimum Purchase requirements being achieved. In the event of (ii), if there continues to be a delivery of Product to Purchaser, the Minimum Purchase requirements shall be reduced by dollar amount corresponding to the number of units of Product ordered by Purchaser for timely delivery on the Marketing Year which are not delivered to Purchaser in such Marketing Year but if Supplier has failed to deliver to Purchaser for six (6) months or more during the Marketing Year, any Product ordered by Purchaser and scheduled for timely delivery within the Marketing Year, the Minimum Purchase requirements for such Marketing Year shall be waived and for the next Marketing Year the Minimum Purchase requirement shall revert to that in effect for the immediately preceding Marketing Year (or if in the two Marketing Years the Minimum Purchase requirements are the same, the Minimum Purchase requirement shall be reduced by 20%) and a corresponding adjustment shall be made to subsequent Marketing Years and to the Minimum Royalty requirements under the License Agreement. Notwithstanding the forgoing, the Minimum Purchase requirement shall be suspended during any period during which Product cannot be Commercialized as a result of any inherent defect in the Product, any Recall required by any applicable regulatory body that is not specific to identified Product lots that are replaced within a reasonable period of time, or the Product being found to not be safe for use in humans.

     6.    MARKETING AND TECHNICAL SUPPORT

     (a) Supplier agrees to provide Purchaser (but not to its Affiliates or distributors), with such reasonable technical support as Purchaser may from time to time request with respect to the Commercialization of the Product, including access to research data, interpretation of such research data, assistance in initial backgrounding of Purchaser sales, marketing and technical service personnel, competitive analysis and general advice and counsel pertinent to supporting the Products in the marketplace. Such support shall be provided at no additional cost to Purchaser. To the extent appropriate, such data shall be subject to the confidentiality obligations set forth in the License Agreement.

     (b) Purchaser agrees to provide to Supplier copies of all training, advertising and promotional materials for the Product, as those materials become available, including translations thereof into the English language. Purchaser agrees that all such materials shall be prepared in accordance with all applicable laws and regulations.

     (c) Supplier shall promptly refer to Purchaser all customer inquiries and correspondence which Supplier receives from persons within a Territory in the Field relating to the Product.

     7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

     (a) Supplier represents and warrants to Purchaser that it is duly authorized and empowered to enter into and perform this Agreement; and the execution and performance of this Agreement by Supplier does not and will not conflict with or violate any contract, agreement, indenture, mortgage, instrument, writ, judgment, or order of any court, arbiter or governmental or quasi-governmental body to which Supplier is a party or by which Supplier is bound.

     (b) Supplier represents and warrants to Purchaser that prior to first shipment of the Product it will have received all necessary licenses, permits and Regulatory Approvals for manufacture and export of the Product to the applicable Territories and that there have been no recalls of Product.

     (c) Supplier agrees to adhere to all known laws, rules and regulations applicable to the manufacture of Product under this Agreement and warrants that the Product will be manufactured in accordance with all Product specifications and will be delivered to Purchaser free and clear of all third party claims, liens and encumbrances.

     (d) Purchaser represents and warrants to Supplier that it is duly authorized and empowered to enter into and perform this Agreement; and the execution and performance of this Agreement by Purchaser does not and will not conflict with or violate any contract, agreement, indenture, mortgage, instrument, writ, judgment, or order of any court, arbiter or governmental or quasi-governmental body to which Purchaser is a party or by which Purchaser is bound.

     (e) Purchaser represents and warrants to Supplier that the Product will, when Commercialization takes place in a Territory, have received the necessary Regulatory Approvals in such Territory, and covenants to offer or sell, directly or indirectly, Product only in the Territories and Field in which all necessary Regulatory Approvals have been obtained.

     (f) Provided that Supplier is not in breach of this Agreement, Purchaser shall not during the Exclusive Term purchase Product from any supplier other than Supplier or a manufacturer authorized to manufacture Product by Supplier without in each instance the prior written consent of Supplier. Purchaser shall purchase Product solely for resale purposes as provided herein and shall not combine the Product with any other components by further manufacturing or otherwise. Purchaser shall not during the Exclusive Term manufacture or distribute in any Territories any other Competitive Product. Purchaser agrees to commercialize the Product in accordance with the terms and conditions of the License Agreement.

     8.    MARKETING YEAR: TERM AND TERMINATION.

     (a) The term of this Agreement shall commence as of the date hereof and, unless terminated earlier pursuant to the provisions of this Agreement, shall expire upon the expiration or termination of the License Agreement.

     (b) The obligations of a party under this Agreement (but not its rights hereunder) may be terminated by such party if: (i) subject to Section 9 below, the other party fails to perform any material term, provision, covenant or obligation imposed upon it under this Agreement, which failure or refusal shall continue for thirty (30) days following written notice thereof from the non-defaulting party specifying the event of default; (ii) the other party is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files a voluntary petition under any applicable bankruptcy or insolvency law, has a receiver appointed for its property, or has a petition for bankruptcy or insolvency filed against it which petition is not dismissed or vacated within 120 days after filing; or (iii) the License Agreement is terminated or expires.

     (c) The failure of a party to terminate its obligations under this Agreement by reason of the breach of any of the provisions by the other party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

     (d) A party electing to terminate its obligations under this Agreement shall also be entitled to pursue such additional remedies at law or in equity that it may have as a result of a breach of or default under this Agreement by the other party.

     (e) Any party bringing action to enforce the obligations of the other party or its rights under this Agreement shall be entitled to recover all costs and expenses (including reasonable attorneys fees and court costs) incurred by it in such enforcement action.

     9.    FORCE MAJEURE.

     (a) The obligations of a party hereunder shall be suspended (and reasonable adjustment made to the Minimum Purchase requirement, if such suspension shall continue for more than 30 consecutive days) by the occurrence of any event beyond the control of such party, such as acts of god, war, warlike conditions, strikes, lockouts, power failures, the elements, embargoes, failure or inability to obtain suitable and sufficient labor, materials or transportation facilities, or law, regulation or governmental order, whether or not valid, restricting performance; provided, however, that such party shall take reasonable measures to remove the disability or restriction and resume operations at the earliest possible date, and further provided that nothing contained herein shall excuse the obligation to pay money (except to the extent that a Minimum Purchase requirement is adjusted as aforesaid).

     (b) Subject to compliance with Section (c) below, any delay in or failure of performance by either party under this Agreement as a result of a Force Majeure shall not be considered a breach of this Agreement during the period of delay.

     (c) Any party affected by such Force Majeure who wishes to rely on the provisions of Section (a) above shall as soon as reasonably practicable give notice to the other party specifying the matters constituting Force Majeure together. with such evidence thereof as it can reasonably give and specifying the period for which it is estimated that such delay will continue.

     10.   INDEMNIFICATION.

     (a) Each party ("Indemnitor") agree to indemnify, defend and hold harmless the other party ("Indemnitee") from and against all liabilities, losses, costs, damages and expenses (excluding fees and disbursements of the Indemnitee's counsel and court costs, except as provided below) caused by, arising out of resulting from (i) the Indemnitor's gross negligence or willful misconduct in carrying out its obligations under this Agreement, (ii) the Indernnitor's failure to comply with any law or regulation applicable to the performance of its obligations under this Agreement, (iii) Product seizures made as a direct result of the Indemnitor's negligence, gross negligence or willful misconduct in the performance of or failure to perform, its obligations under this Agreement and any liabilities of Indernnitor in respect of recalls under
Article 4(d), and (iv) any labels or advertising used by the Indemnitor, in any such case that is not based on any act or omission or alleged act or omission of the Indemnitee. The indemnity provided above shall not extend to any liabilities, losses, costs, damages or expenses caused by or resulting from or arising out of any act or omission or breach of representation, warranty or covenant of the Indemnitee.

     (b) Each party agrees to give the other party prompt notice of any claim or demand made or the institution of any suit or proceeding brought upon the grounds referred to under this Section 10, and to permit the Indemnitor to conduct the defense of any such claim, demand, suit, or proceeding, and to give the Indemnitor all information in its possession which is pertinent to the defense of any such claim, demand, suit or proceeding, and to give the Indemnitor the authority and assistance appropriate or necessary to enable the Indemnitor to carry on such defense and any appeal from a judgment or decree rendered in any such suit or proceeding. However, nothing in this Section
10(b) will prevent the Indemnitee from engaging its own counsel in any such matter and, if there shall exist a bona fide conflict between the rights and interest of the indemnifying party and the indemnified party, from being indemnified with respect to such engagement to the extent provided in this
Section 10.

     (c) Without its prior consent, Supplier will not be responsible for or bound by any compromise made by Purchaser in any matter in which Purchaser is indemnified by Supplier. Without its prior consent, Purchaser will not be responsible for or bound by any compromise made by Supplier in any matter in which Purchaser is indemnified by Supplier.

     (d) The Indemnitee agrees to give the Indemnitor prompt notice of any claim, demand, suit or proceeding asserted, made or brought against the Indemnitee (including any claim, demand, suit or proceeding asserted, made or brought by any governmental authority) for which the Indemnitor might be liable under the foregoing provisions. However, the failure to give prompt notice shall not relieve the Indemnitor from its obligations hereunder unless the failure to give prompt notice has materially and adversely affected the Indemnitor's defense of the claim or action.

     11.   PRODUCT LIABILITY INSURANCE.   Each of Supplier and Purchaser (and
each Affiliate of Purchaser purchasing and selling Product) shall at all times during the term of this Agreement and for a period of 12 months after the expiration or termination of this Agreement carry such products liability (comprehensive general liability insurance) in such amounts and subject to such requirements and restrictions as may be customary in the Territory (in the case of Purchaser or its Affiliates)or in the United States (in the case of Supplier).

     12.   ARBITRATION.

     (a) Excepting only actions and claims relating to actions commenced by a third party against Supplier or Purchaser (including, without limitation, for injuries caused by a Product or in respect to a trademark or patent infringement claims), any controversy or claim arising out of or relating to the terms and conditions of this Agreement, or the decision to agree upon these terms, or the breach thereof, including questions of validity, infringement, or termination hereof, shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association. If such controversy or claim relates to patent validity or infringement, then the Patent Arbitration Rules of the AAA shall apply, otherwise the International Arbitration Rules of the AAA shall apply. Notwithstanding the forgoing to the contrary or in the arbitration rules invoked or in this Section 12, the parties retain the right to request a judicial authority to invoke interim measures of protection, and such request shall not be deemed incompatible with this agreement to arbitrate or a waiver of the right to arbitrate.

     (b) There shall be one (1) arbitrator to be mutually agreed upon by the parties and to be selected from the Regional Panel of Distinguished Neutrals. If the parties are unable to agree upon such an arbitrator who is willing to serve within ten (10)days of receipt of the demand by the other party, the parties shall within three (3) days select one of the five (5) largest international accounting firms (excluding those providing services for the parties) and engage the managing partner or senior officer of its New York City office to designate a partner of such firm to serve as the arbitrator. Failing that, then the AAA shall appoint an arbitrator willing to serve from the Regional Panel of Distinguished Neutrals, or if no such panel exists, then from an appropriate AAA panel. It shall be the duty of the arbitrator to set dates for preparation and hearing of any dispute and to expedite the resolution of such dispute.

     (c) The arbitration shall be held in the City of New York, State of New York, U. S. A. and the arbitrator shall apply the substantive law of Delaware except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall permit and facilitate discovery, which will be conducted in accordance with the Federal Rules of Civil Procedure, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The arbitrator will set a discovery schedule with which the parties will comply and attend depositions if requested by either party. The arbitrator will entertain such presentation of sworn testimony or evidence, written briefs and/or oral argument as the parties may wish to present; however, no testimony or exhibits will be admissible unless the adverse party was afforded an opportunity to examine such witness and to inspect and copy such exhibits during the pre-hearing discovery phase. The arbitrator shall among his other powers and authorities, have the power and authority to award interim or preliminary relief. The arbitrator shall not be empowered to award either party exemplary, consequential or punitive damages or any enhanced damages for willful infringement and the parties shall be deemed to have waived any right to such damages. A qualified court reporter will record and transcribe the proceeding. The decision of the arbitrator will be in writing and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof. Prompt handling and disposal of the issue is important. Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting the arbitration as much as is deemed reasonable to him, but in all events to effect a final award within 365 days of the arbitrator's selection or appointment and within 20 days of the close of evidence. The proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties'confidential information. The fees of the arbitrator and the AAA shall be paid as designated by the arbitrator or, if he shall not so designate, they shall be split equally between the parties.

     13.   ESCROW AGREEMENT.   Notwithstanding the Effective Date of this Supply
Agreement, Supplier agrees to place into escrow when and as required under the Escrow Agreement of even date herewith sealed containers containing a copy of the Escrow Materials (as defined in the Escrow Agreement) for the Product to be held subject to the terms and conditions of the Escrow Agreement. Supplier shall, upon placing the Escrow Materials into escrow, so notify Purchaser of such fact in writing.

     14.   NOTICES.   Any notice provided for under this Agreement shall be
given by sending such notice to the noticed party by personal delivery, telecopy or mail at the following address:

           To Purchaser:   FEMCARE UROLOGY LIMITED
                           St. Peter Street
                           Nottingham NG7 3EN United Kingdom
                           Telecopy No: 011-44-l 15-942-0234
                           Attn: B. Sweeney

           To Supplier:    Protein Polymer Technologies, Inc.
                           10655 Sorrento Valley Road
                           San Diego, California 92121
                           Telecopy No: (858)558-6477
                           Attn: President

Any such notice delivered personally shall be effective upon confirmation of receipt. Any such notice delivered by telecopy shall be effective upon confirmation of receipt if received prior to 5:00 p.m., recipient's time, or on the next business day following confirmation of receipt if received after 5:00 p.m., recipient's time, on the date of transmittal. Any such notice delivered by mail shall be effective on the fifth (5th) business day following deposit in first class mail, postage prepaid. Either party may change its notice address by written notice to the other party.

     15.   MISCELLANEOUS.

     (a) This instrument, together with the License Agreement and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall not be amended, varied, modified or supplemented except by an agreement in writing signed by the party to be charged. To the extent the terms of this Agreement shall conflict with the terms of the License Agreement, the terms of this Agreement shall control.

     (b) The headings used herein are for ease of reference only and are not to be used in the interpretation or construction of this Agreement.

     (c) Neither party shall have the right to assign this Agreement or any interest herein without the prior written consent of the other except in connection with the sale or other disposition of all or substantially all of the assets of the assigning party or its parent corporation.

     (d) Supplier and Purchaser shall at all times be and remain independent contractors and not agents, partners or joint venturers of the other for any purpose whatsoever and neither Supplier nor Purchaser shall have authority to create or assume any obligation, express or implied, in the name of or on behalf of the other party or to bind the other party in any manner whatsoever.

     (e) The failure of either party to enforce at any time or for any period of time any one or more of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

     (f) This Agreement shall be construed in accordance with the laws of the State of Delaware (U. S. A.). The invalidity of any provision of this Agreement shall not impair the validity of any other provision; and any provision hereof which might otherwise be invalid or contravene any applicable law shall hereby be deemed to be amended to the extent necessary to remove the cause of such invalidity and to the extent practicable to continue the intent of such provision and of this Agreement, and such provision, as so amended, shall remain in full force and effect as a part hereof.

     (g) This Agreement shall be binding upon and enure to the benefit of the parties hereto, their successors and permitted assigns.

     (h) Those provisions of this Supply Agreement dealing with rights and obligations upon and/or after termination of this Supply Agreement shall survive termination of this Supply Agreement to the extent necessary to give effect to such provisions.

     (i) If either party terminates this Supply Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

     (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    FEMCARE UROLOGY LIMITED


                                    By:
                                       -----------------------------------
                                       Printed Name:
                                                    ----------------------
                                       Title:
                                             -----------------------------

                                    PROTEIN POLYMERTECHNOLOGIES, INC.,
                                    a Delaware corporation


                                    By:
                                       -----------------------------------

                                       -----------------------------------
                                       President


THE UNDERSIGNED PARENT COMPANY OF FEMCARE UROLOGY LIMITED, TO INDUCE PROTEIN POLYMER TECHNOLOGIES, INC. TO ENTER INTO THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT, ADEQUACY AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, HEREBY IRREVOCABLY AND UNCONDITIONALLY GUARANTEES THE TIMELY AND FULL PERFORMANCE AND PAYMENTS UNDER THIS AGREEMENT BY FEMCARE UROLOGY LIMITED AND AGREES THAT IT SHALL BE BOUND BY THE ARBITRATION PROVISIONS HEREIN AS IF A FULL PARTY HERETO.



                                    Date:           , 2000
                                         -----------------
FEMCARE, LTD.


By:
   --------------------------------
   Name:
        ---------------------------
   Title:
         --------------------------